FOR IMMEDIATE RELEASE Jagged Peak, Inc. 3000 Bayport Dr, Suite 250 Tampa, FL 33607

Jagged Peak Announces

Financial Results for the First Quarter of 2012

Net revenues increased more than 35% to $8.4 million.

TAMPA, FLORIDA - Monday 14, 2012 - Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class eCommerce solutions and supply chain services, today announced financial results for the first quarter ended March 30, 2012.
First Quarter Highlights
  Total revenue for the first quarter increased 35% to $8.4 million as compared to the first quarter of 2011.
  EBITDA for the quarter increased 9% to $387,400 as compared to the first quarter of 2011.
  On March 23, 2012, the company completed a new two-year revolving line of credit facility doubling borrowing capacity to $3.0 million and retiring higher cost debt.

Net revenues for the 13-week period ended March 30, 2012 increased 35% to approximately $8.4 million, compared to about $6.2 million for first quarter of 2011. The increase in revenue primarily resulted from continued expansion of services to existing customers, the addition of new customers and increased sales from our Canadian operations. Cost of revenue---which consist primarily of labor, software amortization, technology, facilities, postage, freight and packing supplies---increased by about 42% to approximately $6.8 million for the 13-week period ended March 30, 2012 compared to approximately $4.8 million for the first quarter of 2011. This increase resulted primarily from costs associated with greater transaction volume, increased orders flowing through the company's North America distribution network and the growth of the Canadian operation. General and administrative expenses increased by about 8% to approximately $1.3 million compared with approximately $1.2 million last year. This was primarily related to increased sales and marketing costs related to a new sales program, recruiting and travel expenses and costs related to the implementation of the new warehouse management system. Interest expense increased by 14% to approximately $129,600 for the 13-week period ended March 30, 2012 compared to approximately $113,300 for the first quarter of 2011 due to an increase in average borrowings.

For the 13-week period ended March 30, 2012, the company reported net income of approximately $52.8 thousand, or $0.00 per weighted average share, compared with net income of approximately $20.1 thousand or $0.00 per weighted average share for the first quarter of 2011 as a result of the previously mentioned items.

EBITDA for the 13-week period ended March 30, 2012 was approximately $387,400 compared to approximately $356,500 for the first quarter of 2011. The increase in the EBITDA relates to the increase in gross profit due to the increase in revenues from new and existing customers. The company defines EBITDA as earnings before interest and amortization of debt costs, taxes, and depreciation and amortization costs. The company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies' earnings power more meaningful and providing consistent comparisons of the company's performance. The following reconciliation is provided for consistent comparisons of year-over-year EBITDA.
	For the 13-weeks ended
	March 30, 2012	April 1, 2011

Net income as reported	$52,800	$20,100

Income tax expense	46,300	28,200
Interest expense and	197,000	192,900
amortization of debt costs
Depreciation and	91,300	115,300
amortization

EBITDA	$387,400	$356,500

Chief Executive Officer of Jagged Peak, Inc., Paul Demirdjian, commented, "Overall, our first quarter was extremely positive and active as we responded to brisk new sales activity, executed for clients and added several new fulfillment centers to our FlexNet warehouse network to meet client needs. The FlexNet model of "anytime, anywhere" order fulfillment has been an attractive alternative to clients that previously managed their own distribution centers, especially given how quickly and easily our web-based systems can be deployed in new locations. When you consider this ease of deployment, along with the appeal of our SaaS or licensed-based delivery models, new clients can minimize the upfront investment required to migrate their eCommerce operations to Jagged Peak. As a result, we expect our end-to-end solution that manages the entire order life cycle---from order capture all the way through order fulfillment---to continue being a major value proposition."

"We're pleased to report continued sales growth," said Chief Financial Officer of Jagged Peak, Inc., Albert Narvades. "While added costs naturally accompanied this growth, we've been disciplined about managing these costs. We also entered into a new credit facility with Fifth Third Bank, a traditional bank, which increases our financial flexibility.

Use of GAAP and Non-GAAP Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), the company has included in this report "EBITDA," with EBITDA being defined by the company as earnings before interest and amortization of debt costs, taxes, depreciation and amortization. For each non-GAAP financial measure, the company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies' earnings power more meaningful and providing consistent period-over-period comparisons of the company's performance. In addition, the company uses this non-GAAP financial measure internally to measure its on-going business performance and in reports to bankers to permit monitoring of the company's ability to pay outstanding liabilities.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 30, 2011.

About Jagged Peak
Jagged Peak is a leading eCommerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class eCommerce platform that includes a full-featured eCommerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, web-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of their online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with "anytime, anywhere" order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to eCommerce. Jagged Peak's blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.
Investor Relations Albert Narvades
CFO
Jagged Peak, Inc. 3000 Bayport Drive, Suite 250 Tampa, FL 33607 813-637-6900 Ext 225
Media Contact Marjorie Bulone Director of Marketing Jagged Peak, Inc. 3000 Bayport Drive, Suite 250 Tampa, FL 33607 813-637-6900 Ext 313
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